EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into (and shall be deemed effective) as of June 14, 2018 (the “Effective Date”) by and between VYNLEADS, INC., a Delaware corporation with its principal place of business located at 534 Riviera Pl, Rock Hill, SC 29730 (the “Company”) and ALEX J. MANNINE, an individual whose address is 534 Riviera Pl, Rock Hill, SC 29730  (“Executive”).

R E C I T A L S:

WHEREAS, Executive is to be employed as the President and Chief Executive Officer (“CEO”) of the Company,

WHEREAS, Executive and the Company desire to provide for the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

1.

Duties. Upon the Effective Date, the Company shall employ and the Executive agrees to be employed as President and CEO of the Company. The Executive’s position and reporting relationship, as well as his duties, authority and responsibilities, are subject to the terms herein and modification, from time to time, of the Company’s Board of Directors as specifically set forth in the Company’s Bylaws, dated July 16, 2015, as may be amended from time to time during the Term of this Agreement (the “Bylaws”). The Executive shall devote substantially all his time, attention and skill to such duties, except for paid vacation and other excused absence periods, and shall use his reasonable best efforts to promote the success of the business. Nothing in this Section 1, however, will prevent Executive from engaging in additional activities in connection with personal investments, other non-competing business opportunities and community affairs.

2.

Term. The initial term of this Agreement shall be five (5) years, beginning on the Effective Date of this Agreement (the “Initial Term”), and shall automatically renew for successive one-year periods thereafter, unless the Executive or the Company agree not to renew, in writing, at least 90 days prior to the commencement of a Renewal Term (each, a “Renewal Term”), or unless earlier terminated pursuant to the terms of this Agreement. The Initial Term and all Renewal Terms are collectively referred to hereinafter as the “Term.” Notwithstanding the foregoing, the Initial Term or any Renewal Term shall terminate on the date of any of the Termination Events set forth in Section 4 below.

3.

Compensation. The Company shall pay and the Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the following:

a.

Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a base salary at an annual rate of $130,000 but no less frequently than monthly (the “Base Salary”). The Base Salary will be reviewed annually with a minimum 5% annual increase, or an additional increase based on merit decided by the Board of Directors (or a committee thereof) in its discretion.  There shall not be any decrease in the Executive’s Base Salary;

b.

Annual Bonus. Annual bonus compensation (“Annual Bonus”), which shall be determined, subject to the Executive’s continued employment, within thirty (30) days following the effectiveness of a registration statement on Form S-1 to be filed by the Company with the U.S. Securities and Exchange Commission registering the resale of the shares of common stock issued and sold by the Company in its recently concluded private placement;

c.

Stock Options.  The Executive is hereby granted non-qualified options (the “Options”) to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the offering price of the Company's common stock of the registration on a Form S-1 discussed above.  The Options, which shall be exercisable for a period of ten years from the vesting date, shall vest, subject to the Executive’s continued employment, immediately following the effectiveness of a registration statement on Form S-1 to be filed by the Company with the U.S. Securities and Exchange Commission registering the resale of the shares of common stock issued and sold by the Company in its recently concluded private placement;

d.

Employee Benefits. Such other perquisites and benefits for which senior employees of the Company are generally eligible, including, but not limited to, health, disability and life insurance;

e.

Paid Time Off. The Executive shall be entitled to twenty (20) days of paid time off per calendar year, in addition to Company holidays, to be taken and carried over in accordance with the Company’s paid time off policy in effect from time to time; and

f.

Business and Travel Expenses. The Company shall pay, or reimburse the Executive, upon presentation of appropriate documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board of Directors (or a committee thereof), as in effect from time to time.

4.

Termination Events.

a.

Any and all rights of the Executive under this Agreement will terminate (except as otherwise provided in this Section 4):

i.

Upon the death of the Executive;

ii.

Upon the Disability (as hereinafter defined) of the Executive, immediately upon notice from a party to the other;

iii.

For Cause (as hereinafter defined), immediately upon notice from the Company to the Executive, or such later time as such notice may specify;

iv.

If Executive resigns for Good Reason (as hereinafter defined);

v.

Upon a Change of Control (as hereinafter defined); or

vi.

Upon the voluntary termination of this Agreement by the Executive.

b.

For purposes of this Section 4, Executive will be deemed to have a “Disability” if, for physical or mental reasons, the Executive is unable to perform Executive’s duties under this Agreement for ninety (90) consecutive days or one hundred twenty (120) days during any twelve (12) month period as determined in accordance with this Section 4. The Disability of the Executive will be determined by a medical doctor selected by the Company and the Executive. The determination of the medical doctor selected under this Section 4 will be binding on all parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s place under this Section, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure required herein.

c.

For purposes of this Section 4, “Cause” shall mean the Executive’s: (i) breach of fiduciary duty, gross negligence or willful misconduct; (ii) any knowing and material act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers; (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or substantial economic harm; (iv) substantial and repeated failure to perform duties as reasonably directed by the Company’s Board of Directors in accordance with the Company’s Bylaws; (v) conviction of, or a guilty plea or plea of no contest to, a crime involving moral turpitude or a felony; (vi) the unlawful or fraudulent misappropriation or unlawful or fraudulent attempted misappropriation of Company’s funds or property; (vii) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company; (viii) material breach of his obligations under this Agreement which is not cured to the Company’s reasonable satisfaction within 15 days after written notice thereof to Executive; (viii) material violation of any Federal or state securities laws, rules or regulations, or any rules or regulations of any stock exchange or other market on which the Company's securities may be listed or quoted for trading; (ix) becoming subject to any “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended (a “Disqualifying Event”), except for a Disqualifying Event covered by Rule 506(d)(2) or (d)(3) of such act; or (x) violations alone or in the aggregate of the Company's corporate governance policies as may be adopted or modified from time to time which have a material adverse affect on the Company.

d.

For purposes of this Section 4, “Good Reason” shall mean (i) a demotion, a change in the Executive’s reporting relationship, or any diminution of the Executive’s duties, authority or responsibilities without the Executive’s prior written consent; or (ii) the relocation of the offices of the Executive more than 25 miles from their present location without the Executive’s prior written consent; or (iii) a material breach of this Agreement by the Company, which breach is not cured to the Executive’s reasonable satisfaction within 15 days after notice to the Company.

e.

For purposes of this Section 4, the term "Change of Control" is defined as: (i) any "person," as such term is used in sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding voting securities; provided, however, that no Change of Control shall be deemed to occur by reason of the acquisition of securities of the Company by one or more investors in the Company in capital-raising transactions; (ii) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the outstanding capital stock of the Company; (iii) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such Change of Control retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such transaction; or (iv) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

f.

Effective upon termination of the Agreement, the Company will be obligated to pay the Executive (or in the event of his death, his designated beneficiary) only such compensation as is provided for in this Section, which compensation shall be in lieu of all other amounts in settlement or otherwise. Receipt of said compensation by Executive shall constitute a complete release of any and all claims Executive may have against the Company. For purposes of this Section:

(i)

if the Company, or its successor or assigns, terminates this Agreement without Cause, or if Executive resigns for “Good Reason,” or upon a “Change of Control” the Executive shall be entitled to receive a lump-sum severance payment equal to the sum of three (3) months Base Salary plus one (1) month for every year that the Executive is employed  and fifty percent (50%) of the prior year’s Annual Bonus (based on the prior year’s compensation); or

(ii)

if this Agreement is terminated as a result of Executive’s Disability, the Executive shall be entitled to receive the Base Salary and a pro rata Annual Bonus, if any, based on the year during which such termination is effective; or

(iii)

if this Agreement is terminated because of Executive’s death, the Executive’s estate or beneficiaries shall be entitled to receive the Base Salary and a pro rata Annual Bonus, if any, based on the year during which such termination is effective; or

(iv)

if this Agreement is terminated for Cause or voluntarily termination by the Executive, the Executive shall be entitled to receive Base Salary only through the date of termination, and shall not be entitled to any other compensation for the calendar year during which the termination occurs or any subsequent calendar period, including, but not limited to, any Annual Bonus, if any, that has not already been paid.

g.

Executive’s accrual of or participation in plans providing for benefits will cease at the effective date of termination of this Agreement and Executive will be entitled to accrued benefits pursuant to such plans only as provided in such plans. Executive will not receive, as part of his termination pay pursuant to this Section 4, any payment or other compensation for any vacation, holiday, sick leave or other leave unused on the effective date of termination pursuant to this Agreement, except to the extent required to be paid by applicable law.

h.

Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made by the Company's independent auditors. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 4(h)), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by Executive to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, "Total After-Tax Payments" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

5.

Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

.

6.

Non-Disclosure of Information. The Executive acknowledges that the Company's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, customer lists and information concerning the Company's sources, products, services, pricing, training methods, development, technical information, marketing activities and procedures, credit and financial data concerning the Company and/or the Company's Clients, and (the "Proprietary Information") are valuable, special and unique assets of the Company, access to and knowledge of which are essential to the performance of the Executive hereunder. In light of the highly competitive nature of the industry in which the Company's business is conducted, the Executive agrees that all Proprietary Information, heretofore or in the future obtained by the Executive as a result of the Executive's association with the Company shall be considered confidential.

In recognition of this fact, the Executive agrees that the Executive, during the Restricted Period, will not use or disclose any of such Proprietary Information for the Executive's own purposes or for the benefit of any person or other entity or organization (except the Company) under any circumstances unless such Proprietary Information has been publicly disclosed generally or, unless upon written advice of legal counsel reasonably satisfactory to the Company, the Executive is legally required to disclose such Proprietary Information.

a.

Company's Clients. The "Company's Clients" shall be deemed to be any persons, partnerships, corporations, professional associations or other organizations, introduced to the Company by a person other than the Executive, for or with whom the Company and has performed Business Activities, including, but not limited to, suppliers or vendors with whom the Company has done or is endeavoring to do business.

b.

Restrictive Period. The "Restrictive Period" shall be deemed to be six (6) months following termination of this Agreement.

c.

Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenant contained in Section 6 is an essential element of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

d.

Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, Section 6 shall survive the termination of this Agreement and the Executive's employment with the Company, until the Restrictive Period expires.

e.

Remedies.  In the event of a breach by the Executive of the covenant in Section 6, the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.   Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

7.

Indemnification. The Executive shall be continue to be covered by the Amended and Restated Certificate of Incorporation and By-Laws of the Company with respect to matters occurring on or prior to the date of termination of the Executive's employment with the Company, subject to all the provisions of Delaware state and Federal law, the Amended and Restated Certificate of Incorporation of the Company and the By-Laws of the Company then in effect.  Such reasonable expenses, including attorneys' fees, that may be covered by the these indemnification provisions shall be paid by the Company on a current basis in accordance with such provision, the Company's Amended and Restated Certificate of Incorporation, By-Laws and Delaware law. To the extent that any such payments by the Company pursuant to these provisions may be subject to repayment by the Executive pursuant to the provisions of the Company's Amended and Restated Certificate of Incorporation and/or By-Laws, or pursuant to Delaware or Federal law, such repayment shall be due and payable by the Executive to the Company within twelve (12) months after the termination of all proceedings, if any, which relate to such repayment and to the Company's affairs for the period prior to the date of termination of the Executive's employment with the Company and as to which Executive has been covered by such applicable provisions.

8.

Miscellaneous.

a.

Assignment. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of the rights or obligations hereunder without first obtaining a written consent of the other party; provided, however, that this Agreement shall be assignable by the Company to any of the Company's affiliates controlled by or under common control with the Company.

b.

Collateral Agreements. This Agreement constitutes the entire Agreement between the parties respecting the employment of Executive, and there are no representations, warranties or commitments relating to such employment, except as set forth or referred to herein. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

c.

Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive's last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

d.

Controlling Law, Jurisdiction and Venue.  The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Delaware.  Venue for any legal action pertaining to this Agreement shall be in the state or federal courts located in Charleston, South Carolina.

e.

Counterparts. This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

f.

No Set Off. Company shall not be allowed to setoff, or unilaterally reduce or withhold from, any compensation or benefits provided for under this Agreement, except as is specifically set forth herein.

g.

Attorney’s Fees. In any litigation arising under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable attorney fees and costs incurred by the prevailing party.

(h)

Role of Counsel.  The Executive, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.  THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

COMPANY:
VYNLEADS, INC.
By:	/s/ Sergei Stetsenko
Name:	Sergei Stetsenko
Position:	Director

EXECUTIVE:
/s/ Alex J. Mannine
ALEX J. MANNINE